Exhibit 10.13

Third Amendment

to the

PMA Capital Corporation Executive Deferred Compensation Plan
(As Amended and Restated Effective January 1, 2000)

WHEREAS, PMA Capital Corporation (the “Plan Sponsor”) maintains the PMA Capital Corporation Executive Deferred Compensation Plan (the “Plan”) for the benefit of its eligible employees and the eligible employees of its participating affiliates; and

WHEREAS, the Plan Sponsor now wishes to amend the Plan (1) to permit, in accordance with Section 409A of the Internal Revenue Code, participants to receive an immediate distribution of benefits during 2005 without penalty, and (2) to provide that the expenses of administering the Plan going forward will be allocated among the accounts of participating employees; and

WHEREAS, under Sections 8.1(a) and 10.4 of the Plan, the Plan Sponsor has reserved the right to amend the Plan with respect to all Participating Companies at any time, subject to certain limitations;

NOW, THEREFORE, effective as provided herein, the Plan Sponsor hereby amends the Plan as follows:

I. Section 6.2(b) of the Plan is amended in its entirety, effective January 1, 2005, to read as follows:

“(b) Participant’s Election to Terminate Participation in 2005. A Participant may elect in writing by December 15, 2005 to partially or completely terminate his or her participation in the Plan, and to receive an immediate distribution during 2005 of all or a portion of his or her Deferred Benefit Accounts, as designated by the Participant. There shall be no reduction in the amounts paid to any Participant who makes the election set forth in this Section 6.2(b). This Section 6.2(b) is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and Q&A-20 of IRS Notice 2005-1.”

II. Section 7.5 of the Plan is amended in its entirety, effective October 1, 2005, to read as follows:

“7.5 Expenses. All expenses incident to the operation and administration of the Plan reasonably incurred, including, without limitation by way of specification, the fees and expenses of attorneys and advisors, and for such other professional, technical and clerical assistance as may be required, shall be paid by the Plan Sponsor. Notwithstanding the foregoing, effective October 1, 2005, all such Plan expenses may, at the discretion of the Administrator, be charged to the Deferred Benefit Accounts of Participants, provided that the allocation of expenses shall not reduce the amounts credited to a Participant’s Deferred Benefit Account as of September 30, 2005.”

IN WITNESS WHEREOF, PMA Capital Corporation has caused this Third Amendment to be duly executed, this 30th day of September, 2005.

Attest:	PMA Capital Corporation

/s/ Robert L. Pratter	/s/ William E.Hitselberger
Robert L. Pratter, Secretary	William E. Hitselberger,
Senior Vice President, Treasurer and
Chief Financial Officer